Exhibit 15
New York Stock Exchange Corporate Governance Rules (303A.11)
Reed Elsevier PLC and Reed Elsevier NV, as companies listed on the New York Stock Exchange (the “NYSE”), are subject to the listing requirements of the NYSE and the rules of the U.S. Securities and Exchange Commission (the “SEC”). We also continually monitor our compliance with the provisions of the Sarbanes Oxley Act of 2002 that are applicable to non-U.S. issuers.
In November 2003, the SEC approved new corporate governance standards for companies that are listed on the NYSE. Since we are a non-US issuer, we are only required to comply with certain of the NYSE corporate governance rules and we are in compliance with all applicable rules. The NYSE’s rules also require us to disclose any significant ways in which our corporate governance practices differ from those required of US companies under the NYSE listing standards.
Reed Elsevier follows UK corporate governance practice, which does not differ significantly from the NYSE corporate governance standards for foreign issuers. We also follow Dutch corporate governance practice. We believe that our corporate governance practices do not differ in any significant way from those required to be followed by US companies under the NYSE corporate governance listing standards, except that the joint Nominations Committee of Reed Elsevier PLC and Reed Elsevier NV is not composed entirely of independent directors as defined by the NYSE.
The NYSE listing standards provide that US companies must have a nominating/corporate governance committee composed entirely of independent directors and with a written charter that addresses the committee’s purpose and responsibilities which, at a minimum, must be to identify individuals qualified to become board members, develop and recommend to the board a set of corporate governance principles and to oversee the evaluation of the board and management.
Reed Elsevier PLC and Reed Elsevier NV have a joint Nominations Committee and a joint Corporate Governance Committee. The written terms of reference adopted by the Reed Elsevier PLC and the Reed Elsevier NV boards for these committees specify purposes and responsibilities that correspond to those of a US company’s nominating/corporate governance committee under the NYSE’s listing standards. The Nominations Committee is made up of four independent directors plus our Chief Executive Officer. The Corporate Governance Committee is made up of eight independent directors. For further information on the Nominations Committee visit http://www.reedelsevier.com. For further information on the joint Corporate Governance Committee visit http://www.reedelsevier.com. The information on our website is not incorporated by reference into this report.